Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109185 on Form S-8 of our report dated June 28, 2012, relating to the financial statements of Microsoft Caribbean, Inc. 1165(e) Retirement Plan appearing in this Annual Report on Form 11-K of Microsoft Caribbean, Inc. 1165(e) Retirement Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico

June 28, 2012